December 2, 1998



Personal and Confidential
-------------------------

Mr. Pierre Block
8, rue de la Cote d'Azur
67100 Strasbourg


Dear Pierre:

                  Further to our discussions, we are writing the present letter to confirm the amendments and/or clarifications which we agreed with you to make to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated November 9, 1998, among Fisher Scientific International Inc. ("Fisher"), Fisher Scientific Holdings France S.A. (the "Buyer"), you, other members of your family and various holding companies as "Sellers" and "Sellers' Guarantors", concerning our purchase of your family's interest in Bioblock Scientific S.A. ("Bioblock") and its subsidiaries (the "Subsidiaries"). We therefore hereby request that you countersign and return the enclosed copy of this letter to confirm, on behalf of the Sellers and Sellers' Guarantors, your agreement on the matters set forth below. Except as otherwise indicated, defined terms are used in this amendment letter agreement with the same meaning as in the Stock Purchase Agreement.

1. In accordance with the Sellers' wish, and in particular with your own, Fisher and the Buyer undertake to offer to the minority shareholders a price per share of FrF 415, which is the price per share which will be paid to the Sellers pursuant to the Stock Purchase Agreement. Thus, Fisher and the Buyer renounce to the possibility to offer, during the garantie de cours procedure which will be implemented after the Closing, any lower price which could have been agreed in the meantime with the CMF.

2. To better reflect the pre-existing business relationships, Novodirect Sarl ("Novodirect") will become a direct subsidiary of Bioblock, rather than a subsidiary of the Buyer, as contemplated by the form of Promise of Purchase and Sale of Quota Shares which is set forth in Annex 2 of Annex 7C of the Stock Purchase Agreement. Furthermore, the acquisition of the Novodirect quota shares held by your family will occur on December 2, 1998, at the time of the Pre-Realization, at the same time as the Buyer places in escrow the Share Purchase Price as contemplated by Section 1.2(d) of the Stock Purchase Agreement. By mutual agreement, the form of the agreement to be used to document the transfer of the Novodirect quota shares held by your family has been modified to reflect these changes, and is attached as Annex 1 to this amendment letter agreement. In addition, you and we agreed to base the purchase price of these Novodirect quota shares on the net book value of Novodirect as of November 30, 1998 (rather than as of the actual date of transfer of the Novodirect quota shares).

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3. It has also been agreed that the following actions will also occur at the time of the Pre-Closing: (a) the purchase by Bioblock from yourself of the quota shares representing 7.66% of the capital of Avantec Sarl ("Avantec"), (b) the purchase by Avantec from yourself of the Avantec trademarks pursuant to the Contract for the Transfer of Trademarks in the form set forth as Annex 7A to the Stock Purchase Agreement; (c) the purchase by Bioblock from yourself of the Novodirect trademarks and of twelve other trademarks, pursuant to the Contracts for the Transfer of Trademarks in the form set forth as Annexes 7C and 7B, respectively, to the Stock Purchase Agreement and (d) the purchase by Bioblock from Anne-Catherine Block-Derriey of four trademarks and one trademark registration application, pursuant to the Contract for the Transfer of Trademarks in the form set forth as Annex 7D to the Stock Purchase Agreement. (It is understood that the forms of the Contracts for the Transfer of Trademarks set forth in Annexes 7B and 7D shall be modified to reflect accurately the persons who are the registered owners of the trademarks in question.)

4. It is understood and agreed that, when determining the amount of Net Excess Cash for purposes of Section 1.1(b) and 1.2(c)(v) of the Stock Purchase Agreement, (a) the amounts paid by Bioblock and by Avantec to purchase the quota shares of Novodirect and Avantec as well as the trademarks and trademark registration requests, as contemplated by Sections 1 and 2 above, shall be considered as cash still in the possession of Bioblock and Avantec on the Closing Date; and (b) the cash and short-term investment securities held by Novodirect shall remain excluded from the calculation on a consolidated basis of the cash and short-term investment securities of Bioblock and its Subsidiaries.

5. To permit these transactions to occur at the Closing, it has been agreed that you will arrange for (a) the owners of the quota shares of Novodirect to agree to the purchase by Bioblock of the quota shares of Novodirect and to approve Bioblock as a new quotaholder; and (b) the approval by the Board of Directors of Bioblock, pursuant to the requirements of Section 101 of the Law 66-537 of July 24, 1966 on Commercial Companies, of Bioblock's acquisition of the quota shares of Novodirect, of the quota shares representing 7.66% of the capital of Avantec Sarl and of the trademarks and trademark registration requests, as described above. You will also arrange for the amounts to be paid by Bioblock for these quota shares, trademarks and trademark registration requests to be reviewed and approved by an independent expert, and which shall be deemed acceptable by the Board of Directors of Bioblock.

6. We have not yet had the opportunity to review the services provided to Bioblock, its Subsidiaries and Novodirect by Fina 3 S.A. ("Fina 3"), but it is possible that all or part of these services may no longer be needed by those companies once the transition period has been completed and those companies are fully integrated in the Fisher Scientific group. We have thus agreed with you that, immediately upon your receipt of a request to this effect from Fisher, you shall take all steps necessary to terminate all or the relevant portions of the service agreements between those companies and Fina 3, with no termination indemnities or other amounts being due by Bioblock, its Subsidiaries and Novodirect as a result of such termination.

7. Except as otherwise expressly stated in this letter agreement, the terms and conditions set forth in the Stock Purchase Agreement shall remain in full force and effect.


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


8. This letter agreement hereby incorporates by reference Sections 7.2 (Governing Law), 7.3 (Arbitration), 7.4 (Amendments), 7.5 (Assignment), 7.6 (Notices), 7.7 (Expenses), 7.8 (Severability) and 7.10 (Languages) of the Stock Purchase Agreement, as if such Sections had been incorporated herein and made a part hereof.

            Kindly countersign and return to us the enclosed copy of this letter agreement, whereupon it shall come into effect as an amendment to the Stock Purchase Agreement.

Sincerely yours,


                                    FISHER SCIENTIFIC INTERNATIONAL, INC.

                                    By: /s/ Richard A. Lukianuk
                                        ----------------------------------------
                                        Name:Richard A. Lukianuk
                                        Duly authorized pursuant to the attached
                                        power of attorney from Mr. Todd. M.
                                        DuChene

Agreed on behalf of
the Sellers and
Sellers' Guarantors:

/s/ Pierre Block
----------------------------
Pierre Block

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